SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c)orss. 240.14a-12

PHARMACEUTICAL FORMULATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2001

To Our Stockholders:

           You are hereby notified that the Annual Meeting of Stockholders of Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company"), will be held at Pharmaceutical Formulations, Inc. on April 19, 2001, at 2:00 p.m. local time, for the following purposes:

1.	To elect three members to the Board of Directors for a term of one year to serve until their respective successors are elected and qualified;

2.	To ratify the selection of BDO Seidman, LLP as our independent auditors for the year ending June 30, 2001; and

3.	To transact such other matters as may properly come before the meeting or any adjournments thereof.

           Only stockholders of record at the close of business on March 19, 2001 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting or any adjournments.

           A proxy statement and proxy are enclosed. You are urged to sign, date and return the proxy promptly in the enclosed addressed envelope. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our Fiscal 2000 Annual Report.

By Order of the Board of Directors Susan I. Baer Vice President, General Counsel and Secretary

Edison, New Jersey
March 20, 2001

PROXY STATEMENT

PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

INTRODUCTION

           This proxy statement is furnished in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of Pharmaceutical Formulations, Inc. (the "Company") to be held on April 19, 2001 and at any adjournments of that meeting. The accompanying proxy is solicited by our Board of Directors and is revocable by the stockholder by notifying our Secretary at any time before it is voted, by giving a valid proxy bearing a later date or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to our stockholders beginning on or about March 22, 2001.

           Our principal executive offices are located at 460 Plainfield Avenue, Edison, New Jersey 08818, telephone (732) 985-7100.

OUTSTANDING SHARES AND VOTING RIGHTS

           Stockholders of record of the Company at the close of business on March 19, 2001 are entitled to receive notice of, and vote at, the Annual Meeting. As of that date, the number and class of stock outstanding and entitled to vote at the meeting was 30,329,671 shares of common stock, par value $.08 per share. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

           The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. Except as otherwise required by law or our Certificate of Incorporation, an affirmative vote of the holders of the majority of the shares present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of our outstanding shares. ICC Industries Inc. ("ICC"), an affiliate of the Company with an address of 460 Park Avenue, New York, NY, owns 19,635,894 shares (approximately 65% of the total number of shares outstanding). Accordingly, ICC can appoint the entire board of directors, ratify the selection of BDO Seidman, LLP to audit our financial statements and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to approve all proposals set forth in this Proxy Statement and vote in favor of the election of all nominated directors.

           A list of our stockholders will be available for inspection for any purpose germane to the meeting during normal business hours at our offices at least ten days prior to the Annual Meeting.

PROPOSAL NO.1

ELECTION OF DIRECTORS

           Each nominee to the Board of Directors will serve until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at three members. According to our By-Laws and the Certificate of Incorporation, the size of the Board is set by action of a majority of the whole board of directors. ICC has advised us that it plans to nominate members to the Board of Directors from time to time, in accordance with the laws of the State of Delaware and our By-Laws. Nominees to the Board of Directors can be effectively chosen by ICC, as majority stockholder.

           Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Ray W. Cheesman, James C. Ingram and John L. Oram (or for substitute nominees in the event of contingencies not known at present). Information is furnished below with respect to all nominees.

           Each of the nominees named below has served as a director during fiscal year 2000, which ended on July 1, 2000, except for James Ingram, who became a director on October 10, 2000. Information with respect to the principal occupation or employment of each nominee, the name and principal business of the corporation or other organization in which such person's occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to us by the nominee.

           The Board of Directors unanimously recommends that the stockholders vote FOR the election as directors of the nominees listed below. If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced within legal limits. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

•	RAY W. CHEESMAN, age 69, has been a director of the Company since July 1993, and was a consultant to KPMG Peat Marwick LLP, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

•	JAMES C. INGRAM, age 59, has been the Company's President, Chief Operating Officer and a director of the Company since October 2000. Prior to joining the Company, he was Vice President of K.S.H. Corporation from 1986-1989, Vice President of Goodson Polymer Corp. from 1989-1991 and Executive Vice President of Primex Plastics Corp. from 1991-1996

•	JOHN L. ORAM, age 56, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995. Mr. Oram has been President and Chief Operating Officer of ICC since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (1952) Ltd. (“EIL”), an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries Limited, a company spun-off from EIL and listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

Compensation of Directors; Board Meetings

           Members of the Board of Directors who are not employees of the Company or representatives of ICC are compensated at the rate of $5,000 per year, plus $500 for each meeting attended. Members are also paid for special projects undertaken on our behalf and for actual expenses incurred in connection with their attendance at Board and Committee meetings.

           Our Board of Directors met eight times during fiscal 2000. All of the directors attended at least 75% of the meetings of the Board and committees of which they are members in fiscal 2000.

Board Committees

           The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan and the Stock Incentive Committee constituted under the Company's 1997 Stock Incentive Plan. The sole member of the Audit Committee is Ray W. Cheesman. The members of the Stock Option Committee and the Stock Incentive Committee are Ray W. Cheesman and John L. Oram. The members of the Compensation Committee are Ray W. Cheesman, James C. Ingram and John L. Oram.

           The Audit Committee reviews the findings and reports of the independent certified public accountants and makes recommendations relating to the accounting controls, audit and financial statements of the Company. These include to meet with the Company's independent accountants at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results, recommend to the Board the independent accountants to be retained by the Company, and to receive and consider the accountants' comments as to internal controls, accounting staff, management performance and procedures performed and results obtained in connection with the audit. The Board of Directors has not adopted a charter for the Audit Committee. Mr. Cheesman meets the standards for independence as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers - NASD. The Audit Committee met two times in fiscal 2000. The Compensation Committee reviews compensation issues; approves salaries, reviews benefit programs for the executive officers; reviews and recommends incentive compensation (including stock compensation) plans; and approves any employment contracts with, or other contractual benefits for, executive officers. It met two times in fiscal 2000. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met two times during fiscal 2000. The Stock Incentive Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1997 Stock Option Plan. It met two times during fiscal 2000.

EXECUTIVE COMPENSATION

Report of the Compensation Committee and Stock Option and Stock Incentive Committees on Compensation of Executive Officers of the Company*

______________

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

           Compensation Philosophy. Our philosophy for compensation of executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and performance in achieving corporate goals. We do not determine compensation based on any specific formulas, targets or weighed criteria.

           Base Salaries. Base compensation for executive officers is determined by recommendations of the President and approval by the Compensation Committee.

           Incentive Compensation. Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. There was no incentive compensation in fiscal 2000.

           Stock Options. In fiscal 2000, the Stock Option Committee granted stock options to certain key employees to provide incentives to encourage future efforts.

           Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. None of our executive officer's cash compensation was in excess of $1,000,000 in fiscal 2000 and, at this time, it is not anticipated that any executive officer will receive any such cash compensation in excess of this limit during the current fiscal year. Therefore, during fiscal 2000 the Committee did not take any action to comply with such limit.

           Conclusion. The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the stockholders' long-term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

Respectfully submitted, For the Compensation Committee: Ray W. Cheesman James C. Ingram John L. Oram For the Stock Option and Stock Incentive Committees: Ray W. Cheesman John L. Oram

Compensation Committee Interlocks and Insider Participation

           No members of the Board's Compensation Committee (other than James C. Ingram, our President and Chief Executive Officer) or Stock Option Committees are employed by us. No member of the Board served during the last completed fiscal year as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").

Compensation Tables

           This section of the Proxy Statement discloses fiscal 2000 plan and non-plan compensation awarded or paid to, or earned by, the (i) our Chief Executive Officer ("CEO"), (ii) our most highly compensated executive officers other than the CEO who were serving as executive officers at July 1, 2000, to the extent that salary and bonuses exceeded $100,000 and (iii) two persons for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individuals were not executive officers at July 1, 2000 (together, these seven persons are sometimes referred to as the "Named Executives").

Summary Compensation Table

           The following table contains compensation data for the Named Executives for the most recent three fiscal years:

                   Annual Compensation                                          Long-Term Compensation
- --------------------------------------------------------------   -----------------------------------------------
                                                                          Awards                  Payouts
                                                      Other      -----------------------    --------------------
                                                      Annual     Restricted   Securities                All
                                                     Compen-       Stock      Underlying    LTIP       Other
                                Salary       Bonus   sation       Awards       Options      Payouts  Compensation
Name and                Year       $           $       $           $             #            $           $
Principal Position
- ------------------

John Oram               2000         ---      ---       ---      ---           ---         ---        ---
  Chairman, CEO         1999         ---      ---       ---      ---           ---         ---        ---
                        1998         ---      ---       ---      ---           ---         ---        ---

Ward Barney             2000    $180,000      ---      $6,0001   ---           ---         ---        ---
  Vice President,       1999         ---      ---       ---      ---        50,000         ---        ---
  Operations            1998         ---      ---       ---      ---           ---         ---        ---

Anthony Cantaffa        2000    $148,462      ---        ---     ---        50,000         ---        ---
  Vice President,       1999     126,635      ---        ---     ---         7,000         ---        ---
  New Business          1998     125,000    6,500        ---     ---           ---         ---        ---
  Development

Brian Barbee            2000     113,538                 ---     ---        18,000         ---        ---
  Vice President,       1999     111,000      ---        ---     ---         7,000         ---        ---
  Scientific Affairs    1998     109,000    8,000        ---     ---         7,000         ---        ---

Susan Baer              2000     105,961      ---        ---     ---        40,000         ---        ---
  Vice President and    1999         ---      ---        ---     ---           ---         ---        ---
  General Counsel       1998         ---      ---        ---     ---           ---         ---        ---

Charles E. LaRosa2      2000     181,147      ---   118,8414     ---           ---         ---        ---
  former President      1999     299,988      ---        ---     ---           ---         ---        ---
  and Chief Executive   1998     287,500  140,000        ---    25,0005     250,0005        ---        ---
  Officer

George Chin3            2000     112,500      ---    54,2694      ---        15,0005        ---        ---
  former Vice           1999     164,000      ---        ---      ---        15,0005        ---        ---
  President,            1998     162,000   30,000        ---      ---        15,0005        ---        ---
   Sales

1    Mr. Barney's car allowance
2    Mr. LaRosa's employment ended in February 2000
3    Mr. Chin's employment ended in February 2000
4    Severance paid as a result of termination of employment
5    The stock options terminated after the employees' employment ended

Option Grants in Fiscal 2000

           The following table contains information concerning the grant of stock options to the Named Executives during fiscal 2000 (we have no outstanding stock appreciation rights -"SARs"- and granted no SARs during fiscal 2000):

                                          Individual Grants
                                    ---------------------------------

                          Number of     Percent of                              Potential Realizable Value at
                         Securities    Total Options                             Assumed Annual Rates of Stock
                         Underlying     Granted to      Exercise                    Price Appreciation for
                          Options      Employees in       Price      Expiration         Option Term1
Name                      Granted       Fiscal Year    ($/Share)2      Date           5%($)     10%($)
- -----                     --------     ---------------  ----------   -------          ------     -------

John Oram                    ---             ---            ---          ---            ---        ---

Ward Barney                  ---             ---            ---          ---            ---        ---

Anthony Cantaffa           50,000            17%           $.27         10/04          $3,500     $8,000

Brian Barbee               18,000             6%           $.27         10/04           1,260      2,880

Susan Baer                 40,000            14%           $.33         10/04           2,800      6,400

Charles LaRosa               ---             ---            ---          ---            ---        ---

George Chin3               15,000            ---            ---          ---            ---        ---

_______________

1    Executives may not sell or assign any option grants, which have value only to the extent of stock price appreciation, which will benefit all stockholders commensurately. The amounts set forth are based on assumed appreciation rates of
     5% and 10% as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. We did not use an alternate formula for a grant date valuation as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

2    The exercise price is equal to or higher than the fair market value of our common stock on the date of the grant.

3    The stock options terminated after Mr. Chin's employment ended.

Aggregated Option Exercises and Fiscal Year-End Option Values in Fiscal 2000

           No options were exercised by any of our executive officers during fiscal 2000. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end:

                                                      Number of Unexercised           Value of Unexercised
                                                      Securities Underlying           In-the-Money Options
                                                       Options at 7/1/00                  at 7/1/00($)1
                                                       ------------------            ------------------
                         Shares       Realized
                       Acquired on     Value
Name                   Exercise(#)       ($)       Exercisable  Unexercisabe     Exercisable   Unexercisable
- ----                   -----------   ----------    -----------  ------------     -----------   -------------

John Oram                  ---           ---          ---             ---            ---             ---
Ward Barney                ---           ---         50,000           ---            ---             ---
Anthony Cantaffa           ---           ---         70,667         50,000           ---             ---
Brian Barbee               ---           ---         48,500         18,000           ---             ---
Susan Baer                 ---           ---          ---           40,000           ---             ---
Charles E. LaRosa          ---           ---          ---             ---            ---             ---
George Chin                ---           ---          ---             ---            ---             ---

- --------------------

1    Market value of underlying securities at year end, as applicable, minus the exercise price. The high bid and low asked prices on the OTC Bulletin Board on
     June 30, 2000 were $ .26 and $ .25 respectively. All options are excluded since they are out of the money.

Change of Control Arrangements

Options

           Options granted under our 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then-outstanding securities; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of our stock that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value of total voting power of our stock, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the common stock; or (iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from us that have a total fair market value equal to or more than one-third of the total fair market value of all of our assets immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and (ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and our policies is not transferred from a person to another person; and for purposes of clause (iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which we have (directly or indirectly) 50% ownership, or (C) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION*

           Set forth below is a chart and line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on our common stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index for the period of five fiscal years ending on June 30, 2000. The graph and chart assumes that the value of the investment in our common stock and for each index was $100 on June 30, 1995 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the graph and chart are as of June 30th in each year indicated.

        * This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PHARMACEUTICAL FORMULATIONS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE NASDAQ PHARMACEUTICAL INDEX
FISCAL YEAR ENDING JUNE 30

                                                      Cumulative Total Return ($)
=============================== ======================================================================
Registrant/Index                6/95          6/96        6/97        6/98        6/99         6/00
=============================== =========== =========== =========== =========== =========== ==========
Pharmaceutical Formulations     $100.00       $131.58     $105.27     $126.33     $ 38.74    $  41.27
- ------------------------------- ----------- ----------- ----------- ----------- ----------- ----------
Nasdaq Stock Market (US)        $100.00       $128.38     $156.13     $205.52     $295.65     $437.01
- ------------------------------- ----------- ----------- ----------- ----------- ----------- ----------
Nasdaq Pharmaceuticals          $100.00       $147.25     $149.82     $153.46     $214.04     $480.75
- ------------------------------- ----------- ----------- ----------- ----------- ----------- ----------

_____________________
* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENTS OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.
NASDAQ PHARMACEUTICAL

          Notwithstanding the fact that the companies in the Nasdaq Pharmaceutical Index are primarily major pharmaceutical companies involved primarily in the prescription ethical pharmaceutical business, it is felt that such Nasdaq index provides the most appropriate comparison for us of the available indexes and that there is no appropriate peer group to which we could be adequately compared. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

           The following table shows information, as of December 31, 2000, with respect to the beneficial ownership of common stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to us to own beneficially more than 5% of the outstanding common stock, and (iv) all executive officers and directors as a group (the address of ICC Industries Inc. and Dr. John J. Farber is 460 Park Avenue, New York, NY 10022:

     Name and Address of         Amount and Nature of       Percentage
     Beneficial Owner            Beneficial Ownership1       of Class
     ----------------------      --------------------      ----------

     ICC Industries Inc.              19,635,8942             64.7%

     Dr. John Farber                  19,635,8942             64.7%

     John L. Oram                         161,536              *

     Charles E. LaRosa                    83,0773              *

     Ray W. Cheesman                     275,0003               *

     Anthony Cantaffa                    162,7883               *

     George Chin                          70,4553               *

     Brian Barbee                         57,7503               *

     Officers and Directors as
       a Group (9 persons)               747,0743              2.0%
      ---------------------------
* [1]	Less than 1%.

Unless it is stated otherwise in any of the following notes, each holder owns the reported shares directly and has sole voting and investment power with respect to such shares. The number of shares beneficially owned by a person also includes all shares which can be acquired by such person within 60 days, including by way of exercise of outstanding options or the conversion of convertible securities which are, or during such 60-day period, become exercisable or convertible.

[2]	Does not include 2,330,148 shares includable in connection with ICC's limited preemptive rights since such rights are not currently exercisable nor can there be any assumption that they will become exercisable within 60 days after December 31, 2000. Such shares are issuable only upon the issuance by the Company of certain shares to other persons pursuant to agreements which were outstanding as of September 24, 1992. The issuance of shares to ICC pursuant to the limited preemptive rights is intended to maintain the preexisting equity ownership of ICC of approximately two-thirds of the outstanding shares (excluding shares which ICC may acquire upon conversion of convertible preferred shares). It also does not include any shares which may be issuable upon conversion of outstanding convertible preferred stock since such conversion can not occur until after three months prior written notice to the Company. Each share of preferred stock is convertible to such number of shares of common stock as equals the then-current liquidation preference for such shares of preferred stock (currently $1.00) divided by the lower of the current market price for the common stock (as defined) at the conversion date (as defined) or $2.00 per share (subject to certain antidilution adjustments). (The current market price is defined as the average of the daily market prices (as defined) for the common stock for 30 consecutive trading days commencing 45 days prior to the conversion date, which is the third monthly anniversary date of the date of notice of conversion). If ICC elected to convert such shares of preferred stock and it is assumed that the applicable current market price is equal to the average of the high and low asked price for the common stock on November 20, 2000 ($.15), then the 2,500,000 shares of preferred stock would convert into 16,666,666 shares of common stock. After such conversion ICC would then own 36,302,560 shares of common stock, which is 77.2% of the outstanding common stock. If the market price for the common stock is greater than $.15 per share at the conversion date, ICC would own fewer shares, and if the market price is less than $.15 per share ICC would own more shares, after any such conversion. Dr. Farber is the majority stockholder of ICC. See “Certain Relationships and Related Transactions.”

[3]	Includes shares of common stock subject to stock options exercisable as of November 20, 2000 or within 60 days thereof as follows: Ms. Baer 40,000, Mr. Barbee 52,750; Mr. Barney 50,000, Mr. Cantaffa: 92,333; Mr. Cheesman: 75,000; and all officers and directors as a group: 310,083.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which our securities may be traded. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

           Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all such filing requirements for the year ended July 1, 2000 were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with ICC

          Option Agreement

           In September 1991, we entered into the ICC Option Agreement pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of our common stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994.

           Under the ICC Option Agreement, ICC was also granted certain preemptive rights (the "Limited Preemptive Rights") at a price equal to the lesser of the exercise price (or conversion price, as the case may be), of certain additional outstanding options, warrants and other rights to purchase shares of common stock (the "Convertible Securities") or $.25. The Limited Preemptive Rights are exercisable for a period of 45 days after we send notice to ICC that shares have been issued in connection with any outstanding Convertible Securities. We cannot predict whether any shares will be issued pursuant to the exercise of outstanding Convertible Securities or whether ICC will exercise any resulting preemptive rights.

           As of December 31, 2000, ICC owned a total of 19,635,894 shares of our common stock, representing approximately 64.7% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the Limited Preemptive Rights.

          Sale of Preferred Stock

           Effective April 4, 1996, we filed a Certificate of Designations, Preferences and Rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"). The holders of Series A Preferred Stock are entitled to a dividend at the lower of $.08 per share or $1.00 times the prime rate of interest at the time of the sale of the Series A Preferred Stock, payable semiannually when declared. Dividends cumulate if not paid and we cannot declare or pay dividends on any other class of stock until dividends on the Series A Preferred Stock are paid. The holders of Series A Preferred Stock are entitled to a liquidation preference of $1.00 per share. We may redeem shares of Series A Preferred Stock at any time at a price equal to the liquidation preference plus accrued and unpaid dividends. Shares of Series A Preferred Stock may be converted at the option of the holder into shares of common stock, par value $.08 per share, at any time after 36 months from issuance upon three months prior notice at a rate such that each share of Series A Preferred Stock shall be converted into such number of shares of common stock as equals the liquidation preference plus accrued and unpaid dividends, divided by the lower of the current market price (as defined) at the conversion date or $2.00 per share (subject to certain antidilution adjustments). The shares of Series A Preferred Stock are accorded only such voting rights as required by applicable law. We may not, however, take certain enumerated action prejudicial to the interest of the holders of Series A Preferred Stock without the approval of the holders of a majority of the Series A Preferred Stock.

           We sold 2,500,000 shares of Series A Preferred Stock to ICC pursuant to a Stock Purchase Agreement between the Company and ICC dated April 8, 1996 for a payment of $2,500,000. See footnote 2 to the table at "Securities Ownership of Certain Beneficial Owners and Management" above for more information on how many shares would be issued upon conversion under certain assumed circumstances. Pursuant to the Stock Purchase Agreement, we agreed to (a) redeem some or all of the Series A Preferred Stock owned by ICC if we have made a registered public offering of our common stock and the proceeds of such offering shall have been sufficient to pay the redemption price and (b) allow ICC to surrender shares of Series A Preferred Stock, valued at the liquidation preference therefor plus accrued and unpaid dividends, in exercise of any warrants, options or other rights to purchase common stock which ICC may have or in payment of any shares of common stock purchased in any public offering. The foregoing covenants are conditioned upon our ability to undertake the required actions under applicable law and that the redemption or surrender of shares would not thereby cause us to fail to meet all requirements for listing or continued listing of our common stock on the Nasdaq Stock Market or such other exchange on which the common stock may be listed.

          Purchase of Raw Materials

           We purchased $3,145,000 of raw materials from ICC in 2000, $2,667,000 in 1999 and $2,707,000 in 1998.

          Lease Financing

           ICC has also assisted us in obtaining certain machinery and equipment for the expansion of our production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which fixed monthly fees are paid by us. As a result of our general financial condition, we would not otherwise have been able to secure such leases and credit facilities in the amounts required for our continuing and planned operations.

           Since January 1992, we have entered into various subleases of equipment and leasehold improvements from companies affiliated with ICC, for which we pay such affiliates fixed monthly fees. Such leases have various terms, expiring at different times between 1999 and 2001. In fiscal 1999, we assumed these subleases and are now making the lease payments directly to the leasing company previously associated with ICC. Upon expiration of the term of each lease, we are entitled to purchase the equipment for a price of $1.00. We no longer lease equipment from ICC.

          Loans

           On April 1, 1999, ICC provided a term loan of $3,000,000 which was increased to $7,752,000 on July 1, 2000. It also provided a temporary guarantee of $2,500,000 in advances under a line of credit and term loan from a lending institution. The term loan is secured by a subordinated pledge of all our assets and is repayable in 12 monthly installments of $100,000 each commencing in August 2001 with a final payment of $6,552,000 in August 2002. Interest is payable at 1% over prime. On September 30, 2000, the term loan was increased to $11,837,000 and the payment terms were modified. It is repayable in 12 monthly installments of $100,000 each commencing in November 2001 with the balance due in November 2002.

           The Company believes that cash flow from operations, together with revolving credit and equipment and term loan financing plus continued financial support from ICC will be sufficient to fund the Company's currently anticipated working capital, capital spending and debt service requirements through the end of 2001. The Company expects these working capital needs will require it to obtain new revolving credit facilities in August 2001, when the credit and equipment term facility matures, whether by extending, renewing, replacing or otherwise refinancing the facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished.

          Cimetidine Agreement

           In August 1993, we entered into a cooperative joint venture with ICC Chemical Corporation, an affiliate of ICC, regarding the manufacture of Cimetidine, a pharmaceutical product used for the relief from heartburn, acid indigestion and sour stomach (the "Cimetidine Agreement"). Such agreement was amended in September 1996. Pursuant to the agreement as amended, ICC will be our sole source of raw materials for Cimetidine. It also provided, at its expense, the raw materials and paid the outside costs related to the preparation of the OTC ANDA. We prepared and filed an ANDA for OTC Cimetidine, which approval was granted in June 1998. ICC is entitled to a royalty of 10% of net sales of OTC Cimetidine up to a return of 8.75% compounded annually on its investment. ICC, if we agree, may buy Cimetidine for resale to export customers, for which ICC will pay 10% less than the price to ICC's customers. The term of the agreement is ten years from the date of FDA approval of the sale and distribution of the product. At the expiration of the term of the agreement, if not renewed, the assets of the venture shall be distributed to the two co-venturers as shall be agreed.

          Legal Services

           The law firm of Stroock & Stroock & Lavan LLP has performed legal services for the Company and, in matters unrelated to us, for ICC.

Other Related Transactions

          Stock Issuance

           Pursuant to the ICC Option Agreement and the waiver of certain provisions of former President Dr. Tesler's employment agreement, as amended, certain employees (as defined) were issued shares of our common stock in the last three fiscal years. A total of 10,768 shares were issued in the last three fiscal years. We are also obligated to issue to such individuals an aggregate of up to 133,966 additional shares if convertible securities existing at September 24, 1992 are converted into common stock.

          Directors Compensation

           As the Chairman of the Audit Committee, Mr. Cheesman was paid $38,835 during the year ended July 1, 2000. Pursuant to the request of the Board of Directors, he reviewed the annual and quarterly reports prior to filing with the Securities and Exchange Commission and reviewed the findings and reports of the independent certified public accountants. He also performed a detailed study of the Company's accounting systems and procedures and made extensive recommendations for improvements.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

           The firm of BDO Seidman, LLP audited our financial statements for each of the fiscal years ended June 30, 1990 through July 1, 2000 and the Board of Directors has selected such firm to audit the financial statements of the Company for the year ending June 30, 2001. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED, that the appointment by the Board of Directors of BDO Seidman, LLP, independent public accountants, to audit the financial statements of the Company for the year ending June 30, 2001 is hereby ratified and approved.

           It is anticipated that a member of BDO Seidman, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

Fees Billed to the Company by BDO Seidman for Services During Fiscal 2000

           Audit Fees: Fees billed to the Company by BDO Seidman, LLP for auditing the Company's annual financial statements for the Company's 2000 fiscal year and reviewing those financial statements included in the Company's quarterly reports on Form 10-Q for such year totaled $144,375.00.

           Financial Information Systems Design and Implementation Fees: The Company did not engage BDO Seidman to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended July 1, 2000.

           All Other Fees: Fees billed to the Company by BDO Seidman for all other non-audit services rendered to the Company, including tax related services, for the Company's 2000 fiscal year totaled $15,810.00.

           The Audit Committee of the Board of Directors has reviewed the services provided to the Company by BDO Seidman and believes that the non-audit/review services that it has provided are compatible with maintaining the auditor's independence.

           Shareholder ratification of the selection of BDO Seidman as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of BDO Seidman to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

           The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN OUR BEST INTERESTS AND THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

Report Of The Audit Committee *

__________

        * This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed “soliciting material” or filed under such Acts.

           Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's policies and legal requirements. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon; they are also required to review the Company's quarterly financial statements. The Audit Committee's responsibility is to monitor and oversee these processes and report its finding to the full board.

           As required by new standards for independence of the Company's external auditors adopted by the SEC in 2000, the Committee has reviewed and discussed the audited financial statements of the Company for the year ended July 1, 2000 with representatives of management, who represented that the Company's consolidated financial statements for fiscal 2000 were prepared in accordance with generally accepted accounting principals. It has also discussed with BDO Seidman, LLP, the Company's independent auditors, those matters required to be reviewed pursuant to Statement of Accounting Standards No. 61 ("Communication with Audit Committees"). The Committee has also received from BDO Seidman, LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has had a discussion with them regarding the auditor's independence.

           Based on the review of the representations of management, the discussions with management and the = independent accountants and the review of the report of the independent accountants to the Committee, the Audit Committee recommended to the Board of Directors that the financial statements of the Company for the year ended July 1, 2000 as audited by BDO Seidman, LLP be included in the Company's Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE

Ray W. Cheesman

STOCKHOLDERS’ PROPOSALS

           It is anticipated that our 2001 Annual Meeting of Stockholders will be held in December 2001. Stockholders who seek to present proposals at our Annual Meeting of Stockholders must submit their proposals to our Secretary on or before July 15, 2001.

GENERAL

           We do not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

           Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2 and FOR the election of all directors nominated.

           The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

           IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

           WE UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON WHO HAS BEEN SENT A COPY OF THIS PROXY STATEMENT, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 1, 2000. Such a written request is to be directed to Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, Edison, New Jersey 08818.

By Order of the Board of Directors, Susan I. Baer, Vice President, General Counsel and Secretary

Edison, New Jersey
March 20, 2001

Appendix

Front:

PHARMACEUTICAL FORMULATIONS, INC.

Proxy for Annual Meeting of Stockholders, April 19, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoint Susan I. Baer and Kathleen Lammers, as Proxies, each with full power to appoint her substitute, and hereby authorize them to appear and vote as designated below, all shares of Common Stock of Pharmaceutical Formulations, Inc. held of record by the undersigned on March 19, 2001, at the Annual Meeting of Stockholders to be held on April 19, 2001, and any adjournments thereof.

           The undersigned hereby directs this Proxy to be voted:

1.           Election of directors;

| | FOR the election of directors of all nominees (listed below (except as marked to the contrary below)	or	| | WITHHOLD AUTHORITY to vote for all nominees listed below
RAY W. CHEESMAN	JAMES C. INGRAM	JOHN L. ORAM

(INSTRUCTION: To withhold authority to vote for any of the above-listed nominees, strike a line through that nominee's name)

2.           Proposal to approve the appointment of BDO Seidman, LLP as independent auditors for the Company for the year ending June 30, 2001.

FOR	AGAINST	ABSTAIN

3.           In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Reverse:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
          SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.
Date:___________________________________

_______________________________________
          Signature of stockholder

_______________________________________
          Signature if held jointly
NOTE: Please mark, date and sign and return this Proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.